Exhibit 99.1

Chart Industries, Inc.	GTLS	First Quarter 2013 Earnings Release Conference Call	April 25, 2013 10:30 AM ET

PARTICIPANTS
Corporate Participants

Michael F. Biehl – Executive Vice President, CFO & Treasurer
Samuel F. Thomas – Chairman, President & Chief Executive Officer
Other Participants

Eric Stine – Analyst, Craig-Hallum Capital Group LLC
James West – Analyst, Barclays Capital, Inc.
Tom Hayes – Analyst, Thompson Research Group LLC
Rob Brown – Analyst, Lake Street Capital Markets LLC
Martin Malloy – Analyst, Johnson Rice & Co. LLC
Colin Rusch – Analyst, Northland Securities, Inc.
Greg McKinley – Analyst, Dougherty & Co. LLC
William A. Priebe – Managing Principal & Portfolio Manager, Geneva Capital Management Ltd.
Jeff Osborne – Analyst, Stifel, Nicolaus & Co., Inc.
Randy Bhatia – Analyst, Capital One Southcoast, Inc.
Alex Potter – Analyst, Piper Jaffray, Inc.
Whit Collier – Analyst, Hermes Fund Managers Limited
Robert Norfleet – Analyst, BB&T Capital Markets

MANAGEMENT DISCUSSION SECTION
Operator: Good morning and welcome to Chart Industries, Inc. 2013 First Quarter Conference Call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer session. As a reminder, today’s call is being recorded.

You should have already received the company’s earnings release that was issued earlier this morning. If you have not received the release, you may access it by visiting Chart’s website at www.chartindustries.com. A telephone replay of today’s broadcast will be available following the conclusion of the call until Friday, May 3rd. The replay information is contained in the company’s earnings release.

Before we begin, the company would like to remind you that statements made during this call that are not historical in fact are forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in the forward-looking statement.

For further information about important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, please refer to the information regarding forward-looking statements and risk factors included in the company’s earnings release and latest filings with the SEC. These filings are available through the investor relations section of the company’s website or through the SEC website, www.sec.gov. The company undertakes no obligation to update publicly or revise any forward-looking statement.

I would now like to turn the conference over to Mr. Michael Biehl, Chart Industries’ Executive Vice President, CFO and Treasurer. You may begin your conference.

E

Michael F. Biehl, Executive Vice President, CFO & Treasurer

Thank you, Huie. Good morning everyone. I’d like to thank you all for joining us today. I’ll begin by giving you a brief overview of our first quarter results. Then Sam Thomas will provide comments on current market and order trends we see in each of our business segments. I’ll finish up by commenting on our outlook for the remainder of 2013.

We reported net income for the first quarter of 2013 of $15.5 million, or $0.51 per diluted share. This included restructuring costs of $1.2 million, or $0.03 per diluted share, largely associated with the company’s acquisition of AirSep, in our BioMedical segment. Earnings per share for the first quarter of 2013 would have been $0.54 per diluted share excluding these items.

This compares to first quarter 2012 net income of $14.1 million, or $0.47 per diluted share. The prior year quarter earnings would have been $0.48 per share excluding $0.5 million of acquisition related earn-out adjustments.

Sales for the quarter were $274 million and represented an increase of 27% compared to net sales of $216 million a year ago. The improvement is associated with strong end market trends in our Energy & Chemicals (or “E&C”), and Distribution & Storage (or “D&S”) segments, which continues with the order award we announced today. AirSep contributed approximately $27 million in sales in the first quarter.

Our gross profit for the quarter was $79.5 million, or 29.0% of sales, compared with $67.6 million or 31.3% of sales a year ago. Overall, margins were down due to execution issues on two projects, one in E&C and another in D&S, resulting in higher than forecasted costs of $4.3 million or $0.10 per diluted share.

With respect to the E&C business, sales increased 17% to $80.9 million in the first quarter due to increased revenue on significant systems and brazed aluminum heat exchanger projects coming out of backlog. Gross margins were 25.9% compared to 31.5% in the prior year quarter. Gross margins were lower due to project mix and some higher costs on one project due to labor inefficiencies and project scope changes which impacted E&C margins about 4% in the quarter. We were working on a very compressed schedule, which resulted in higher overtime and labor inefficiencies to meet customer delivery requirements. This project was shipped last week and no further unfavorable impact is expected in the second quarter. However, there is a possibility to recover some of the costs associated with the project scope changes on this project. The opposite happened last year during the first quarter of 2012, where margins improved about 3.5% due to completion of projects including favorable reversal of unused project reserves.

In D&S, first quarter sales increased 23% year-over-year to $128.7 million driven by continued growth in LNG equipment shipments especially in Asia. Gross margins for D&S improved to 28.4% compared with 28% a year ago due to improved product mix and volume. Relative to our forecast though, margins were lower than expected due to higher costs associated with one project in D&S. This project had a number of scope changes due to customer design changes and regulatory standards that were being developed at the time the equipment was being manufactured. This resulted in about $1.2 million of higher costs than what we had estimated in our initial forecast for 2013. This project is nearing completion and is not expected to impact second quarter margins.

In our BioMedical business, sales increased 52% to $64 million in the first quarter of 2013, compared with $42 million for the same quarter in the prior year. The increase is due to AirSep, which added $27 million in revenue in the quarter. The additional revenue from AirSep offset lower overall sales in respiratory therapy as a result of the continued weakness in Europe and the delay in the Medicare competitive bidding process in the U.S. BioMedical gross profit margin decreased to 34.4% in the quarter, compared with 38.9% for the same period in 2012. The decrease is primarily due to changes in product mix with lower margin oxygen concentrators representing a much larger share of sales following the AirSep acquisition.

SG&A expenses for the quarter were $47.2 million, up $6.6 million from the same quarter a year ago. The increase was largely due to the AirSep acquisition, in addition to an increase in employee-related costs and external commissions as we pursue LNG-related growth opportunities both in the U.S. and in Asia.

Also included in SG&A was the $1.2 million of restructuring cost associated with the acquisition of AirSep in our BioMedical segment. SG&A as a percentage of sales continued to decline to 17.2%, compared to 18.8% in the prior year quarter and is expected to continue to decline as a percentage of sales in 2013.

Net interest expense was $4.0 million for the first quarter, which included $2.4 million of non-cash accretion expense associated with the company’s 2% seven-year convertible notes. Therefore, cash interest expense for the first quarter was just $1.6 million. Net cash interest expense in the first quarter of 2012 was $1.8 million.

Income tax expense was $6.6 million for the first quarter and represented an effective tax rate of 29.0%, which was the same as the prior year quarter.

I will now turn the call over to Sam Thomas.

Samuel F. Thomas, Chairman, President & Chief Executive Officer

Thank you Michael, and good morning everyone. On an overall basis we struggled with the execution on a few projects that Michael mentioned this quarter. We believe these project issues are behind us and we remain very optimistic about our opportunities going forward. The order from PetroChina we announced today continues to validate our status as an integrated supplier of mission critical equipment for the liquefaction, distribution, storage and end use of LNG.

The PetroChina order in excess of $45 million follows another order for $40 million that was included in fourth quarter 2012 orders. We expect to see a continued acceleration of LNG infrastructure build out in China. The recent North American LNG liquefaction announcements made by several companies, including Noble Energy, Stabilis, and Shell, further support the LNG infrastructure build out that is underway.

We believe the availability of LNG is one of the key determinants to the conversion of using LNG as a fuel. This market will move aggressively when there are liquefiers operating and merchant liquid more broadly available for distribution. For example, in particular, the Shell announcement for the Great Lakes and the Gulf Coast will be significant size additions and increase dramatically the availability of LNG.

The recent announcement from UPS accelerating the growth of its alternative vehicle fleet with plans to purchase approximately 700 LNG vehicles and to build four refueling stations by the end of 2014 adds additional support to the LNG build-out.

Shell and TravelCenters of America have finalized their agreements to develop a U.S. nationwide network of LNG fueling centers for heavy duty road transport customers providing another example of the commitment to LNG infrastructure.

Let me comment now on the order levels in the first quarter and highlights from each of our business segments. Our Energy & Chemicals business booked $39 million of orders in the first quarter, down sequentially, but our quoting activity for LNG liquefiers and petrochemical applications remained strong with a number of those projects expected to go forward over the next couple quarters. I’ll also remind everyone that the timing of orders in our E&C business is historically volatile due to project size but it’s not unusual to see order intake change significantly quarter-to-quarter.

As we indicated there were a number of recent LNG liquefier announcements which represent potential future order opportunities for E&C. For example, Stabilis announced their plan to build five North American LNG liquefaction facilities to serve the high horsepower oilfield, marine, and rail fuel markets. They’ve contracted with us to perform FEED study which ultimately could take advantage of Chart’s new range of standard LNG plant offerings for small-scale gas monetization.

We’ve continued to see softness in the gas compression market in the U.S., which has impacted our Air Cooled Heat Exchanger business. There are signs early in the second quarter that gas compression is coming back. We continue to make progress on large projects already in backlog, which continues to drive revenue growth. Our brazed aluminum heat exchanger capacity expansion project is on schedule and we expect a first quarter 2014 ramp up. We started to book orders against this new capacity in the second quarter.

With respect to D&S, if you exclude the large $40 million PetroChina order included in the fourth quarter of 2012, first quarter orders of $133 million represent 20% sequential growth over adjusted orders for the fourth quarter of 2012. Orders remain especially strong in Asia and our European orders were encouraging, and the strongest we’ve seen in quite some time including engineered tanks, mobile equipment in LNG applications.

The new PetroChina order announced today is in excess of $45 million and will be included in the company’s second quarter 2013 orders and backlog. These awards highlight the continuing rapid LNG infrastructure build-out that has been occurring in China. The PetroChina award includes fixed stations, transportable self-contained fuel stations, storage tanks, and trailers for LNG service.

PetroChina has been extremely aggressive in developing the LNG market and infrastructure build-out in China continues to ramp up as more engine choices are in full production and LNG liquefaction capacity comes online. We believe our success in capturing large orders is due to our experience in delivering quality solutions with available capacity across the entire value chain.

In North America, investments in LNG-related applications should benefit from the recent liquefier announcements and the Cummins 12-liter LNG-powered truck engine recently put in production and scheduled for full production launch in August.

The pure economics of switching to LNG, a cleaner, cheaper, and domestic energy source, will continue to encourage market development. Our recent capacity additions and our plans for further expansion in 2013 will ensure that Chart remains well positioned to deliver on these opportunities. The long-term secular growth story for LNG remains intact. Heavy-duty truck fueling and oil and gas applications are the near-term opportunity for Chart. We would also expect strong demand within the next several years for LNG storage and end-use equipment in marine, rail and industrial applications. We’re creating infrastructure today to support that future growth and are getting requests to participate in a number of current marine and rail LNG applications, demonstrating that Chart continues to be recognized as an industry leader. We expect to remain that leader and invest appropriately.

In our BioMedical segment, orders of $72 million in the first quarter represent 11% sequential growth. Orders for commercial on-site oxygen generation for industrial applications acquired in the AirSep acquisition led the increase and represent an exciting growth opportunity for Chart. Orders for cryobiological equipment were also strong particularly in Asia. Macroeconomic concerns in Europe and delays in the Medicare competitive bidding continue to impact our BioMedical respiratory business. We…

do expect this business to begin to recover late in 2013 as the underlying need for our equipment has not diminished.

We continue to integrate the AirSep acquisition and focus on improving operations and exploring cost reduction opportunities. We were encouraged by the margin improvement we had in their business in the first quarter compared to the fourth quarter of 2012 and we’ll continue to improve our operating performance.

Michael will now provide you with our outlook for 2013.

Michael F. Biehl, Executive Vice President, CFO & Treasurer

Thank you, Sam. As we’ve seen in prior years, our first quarter is usually our slowest on sales and earnings, and we expect this year will follow a similar pattern of growth in the remaining quarters. In addition, order and shipment trends are progressing as expected in 2013 with significant growth in LNG opportunities.

We are reiterating our 2013 guidance with sales expected to be in the range of $1.2 to $1.3 billion. Full year earnings per share for 2013 are still expected to be in the range of $2.90 to $3.30 per diluted share, on approximately 30.5 million weighted average shares outstanding.

Our weighted average shares projection excludes any potential future dilution impact associated with the company’s convertible notes and related derivative securities. Included in our 2013 earnings are approximately $0.10 per diluted share for anticipated restructuring charges associated with the AirSep acquisition. Excluding these charges, earnings would be expected to fall in a range of $3.00 to $3.40 per share.

Let me briefly summarize the accounting impact of the company’s convertible notes and the associated hedges and warrants on our earnings per share calculation. Our convertible notes have a dilutive effect on earnings per share when the average market price of our common stock during the period exceeds the convertible notes’ conversion price of $69.03. The convertible note hedges were purchased to reduce potential dilution upon conversion. However, for accounting purposes the effect of the hedges are excluded from the computation for diluted earnings per share, or essentially ignored as their effective is anti-dilutive prior to conversion. If the convertible notes were actually converted, the note hedges would completely offset the shares issued such that the net shares outstanding would not increase up to $84.96 price per share, when the protection of our net hedge ends. Our average common stock market price was $71.13 in the first quarter, thus we were required to include 107,000 additional shares related to the notes in our diluted earnings per share calculation which had less than a $0.01 per share impact this quarter. But if our stock trades higher, we will start to see more of an impact on diluted earnings per share. For example at an $80 average share price, we’d see about 500,000 additional shares included in the diluted share count. However, in reality, at an $80 share price, there would be no dilution at the time of actual conversion as a result of the hedges we have in place.

We’d now like to open it up for questions. Huie, please provide instructions to the participants to be able to ask questions.

QUESTION AND ANSWER SECTION
Operator: Our first question comes from the line of Eric Stine with Craig-Hallum. Please go ahead. Your line is now open.

<Q – Eric Stine – Craig-Hallum Capital Group LLC>: Hi, Sam. Hi, Michael. Thanks for taking the questions.

<A – Sam Thomas – Chart Industries, Inc.>: Good morning, Eric.

<A – Michael Biehl – Chart Industries, Inc.>: Good morning.

<Q – Eric Stine – Craig-Hallum Capital Group LLC>: Just want to touch on the – or start with the PetroChina, congratulations on that. Just wondering how we should think about timing, I mean I guess that and also the $40 million order from the fourth quarter, is this going to be weighted towards 2013 or is it into 2014 as well?

<A – Sam Thomas – Chart Industries, Inc.>: The fourth quarter $40 million order will be fully delivered by July of this year. The new order, a large part of it will be delivered in 2013 with some spillover into February of next year. But essentially there are certainly short lead times, and we expect to see additional orders in the future.

<Q – Eric Stine – Craig-Hallum Capital Group LLC>: Got it. And I guess that leads to my next question, I mean we know China is still very much in ramp-up mode, but maybe just specifically to what you’re seeing from PetroChina, would you put them in the same camp as that, and I mean is this something seeing large orders of this magnitude in D&S, is this something that could become more of a norm?

<A – Sam Thomas – Chart Industries, Inc.>: Well, in China, the estimate is that there will be 1,500 LNG stations built in 2013. That was a PetroChina estimate for the whole market. They’re forecasting 2014 will be 3,000 stations and continuing growth into 2015. We’ll have built in 2013 approximately between 250 and 300 of those stations, so roughly 20% market share. There is an opportunity for us to increase our market share going forward, but it is competitive.

<Q – Eric Stine – Craig-Hallum Capital Group LLC>: As far as those projects, I mean, just talk about the competitive environment in terms of pricing, but also kind of what gives you – or what just makes you competitive in that market? Is it safety, anything along those lines?

<A – Sam Thomas – Chart Industries, Inc.>: Our differentiators have been quality, safety, reliability, and the professionalism of the installations. We have developed a pretty impressive team in China whether it’s shop-built stations that can be delivered and set up in two or three days or fixed stations, which going forward a larger and larger percentage will be fixed stations. Stations we have built are basically the show pieces for PetroChina which the competitors are benchmarking off of and trying to duplicate the quality of our installations and their reliability.

<Q – Eric Stine – Craig-Hallum Capital Group LLC>: Got it. Okay. That’s very helpful. Maybe if I can just sneak in one more. Can you just talk about the opportunity you’re seeing in marine and rail? I know, versus maybe a year ago, those have noticeably accelerated. So just thoughts on what you’re seeing in potential timing when it starts to impact you? Thanks.

<A – Sam Thomas – Chart Industries, Inc.>: The interest and commitment on both rail – well, let’s just talk about them separately. On rail, virtually, all the major railroads are actively studying or embarking on pilot projects. And we know that in 2013/14, there will be a number of locomotives running with LNG tender cars.

Whether 2014 sees 5, or 30, of those in operation is yet unknown. Occasionally, the time schedules and ambitions of some of the players involved are more aggressive than their actual ability to move forward. But as we see heavy-duty trucking make a significant move to LNG, the rails have very little opportunity to avoid also moving to LNG, because the rails’ cost advantage over trucking is that they have less flexibility but they have lower fuel costs.

If you significantly lower truck transportation fuel costs, you threaten a significant amount of rail freight. So my own view is that rail will go forward strongly. The level of ramp up once you get out past all of the test and trial periods which is apt to be through 2014 perhaps into 2015, the rate of conversion will be determined to a certain extent by whether you run dual fuel engines or strictly 100% natural gas engines and whether you – and what the pricing comes in at doing conversions from existing diesel-powered locomotives to natural gas whether it’s engine rebuilds or engine replacements, which is still up in the air.

But I think, I’m fairly confident it’s going to happen. The period three to four years out in terms of how rapidly that transformation takes place is a bit fuzzy right now, but it appears to have a very likely – high likelihood of happening.

In the marine market we are seeing acceleration of interest. We have delivered the first US-built ABS coastguard certified refuel tanks for workboats. There will be more in the coming months. We see the interest level from marine operators to be very high and because of the air pollution or emissions requirements, LNG appears to be the most cost effective and attractive solution.

Again, over the next three to four years, it’s difficult to project how fast things will ramp up, partially because of this engine replacement/engine refurbishment issue. But it looks extremely promising and we see the marine market accelerating and getting a lot more interest in China and getting fairly dramatic levels of interest in Europe.

Operator: Thank you. Our next question will come from the line of James West with Barclays. Please go ahead. Your line is now open.

<Q – James West – Barclays Capital, Inc.>: Hey. Good morning, Sam. Good morning, Michael.

<A – Sam Thomas – Chart Industries, Inc.>: Good morning, James.

<Q – James West – Barclays Capital, Inc.>: Sam, what market do you think over the next 12 to 24 months grows the fastest from here, China or your North American business?

<A – Sam Thomas – Chart Industries, Inc.>: Well, from a sales perspective in China, because the orders are at hand, and basically that market is growing quite rapidly: I talked about 1,500 fuel stations in 2013, 3,000 forecast in 2014. In terms of LNG-vehicle tanks or newly constructed buses and trucks, the estimates for China this year are on the order of 150,000 to 200,000 vehicles and next year double that.

We’re seeing – in addition to marine, we’re seeing LNG fuel systems being incorporated into construction equipment, mining equipment. Probably the most telling aspect with respect to China is that air quality has moved to the forefront of concerns of the Chinese people and the Chinese government.

<Q – James West – Barclays Capital, Inc.>: Right.

<A – Sam Thomas – Chart Industries, Inc.>: And LNG is seen as the most effective way for them to address motor transportation as well as using natural gas for power gen. The folks from PetroChina explained this past week that they don’t expect to see new coal fired power plants built in any of the coastal cities, they don’t expect to see significant new coal gasification projects allowed anywhere that will affect the air quality of the coastal cities. It’s really full blast ahead on LNG and natural gas power plants.

<Q – James West – Barclays Capital, Inc.>: How big is China of your sales today?

<A – Michael Biehl – Chart Industries, Inc.>: They’ll be about $165 million this year. Now some of that is industrial gas, but the growth is coming from LNG because industrial gas is flat.

<Q – James West – Barclays Capital, Inc.>: Okay, and then one last question for me. We were in D.C. just not that long ago, maybe a few weeks ago, and met with DOE, and State, and FERC, and the White House, et cetera., and there seems to be a lot of push for actually going, moving forward with LNG exports despite some of the negative press that you’ve seen, it seems that the administration at least is for some amount of LNG exports from the U.S. How are you guys thinking about that opportunity and are you actively as I know we have some 20 or so permits I guess waiting for some form of approval, are you guys actively engaged with those potential builders of facilities on design and equipment sales, et cetera?

<A – Sam Thomas – Chart Industries, Inc.>: A number of them, yes. We’re quite happy to see and believe we’ll participate in a number of export facilities. But we are also confident that the supplies of natural gas are sufficient that it won’t be an inhibitor to the development of LNG vehicle transportation.

<Q – James West – Barclays Capital, Inc.>: Right. Okay. Got it. Thanks, Sam. Thanks, Michael.

<A – Sam Thomas – Chart Industries, Inc.>: Thank you.

<A – Michael Biehl – Chart Industries, Inc.>: Thanks.

Operator: Thank you, sir. Our next question comes from the line of Tom Hayes with Thompson Research Group. Please go ahead. Your line is open.

<Q – Tom Hayes – Thompson Research Group LLC>: Hey. Good morning, gentlemen.

<A – Sam Thomas – Chart Industries, Inc.>: Good morning, Tom.

<A – Michael Biehl – Chart Industries, Inc.>: Good morning, Tom.

<Q – Tom Hayes – Thompson Research Group LLC>: Sam and Michael, I’m just wondering, if you could maybe give a little bit of outlook on what you’re seeing on the industrial gas side of the business, especially here in North America?

<A – Sam Thomas – Chart Industries, Inc.>: A few weeks ago, Airgas and Praxair’s conference call earlier this week are indicative that the business has been fairly flat with reluctance on the part of our major customers, the industrial gas producers and distributors, to invest too much in capital. Having said that, they are – they all are anticipating that activity levels will be improving.

<Q – Tom Hayes – Thompson Research Group LLC>: Okay. I guess, so the second question, maybe, provide some commentary on the pricing you’re seeing in the market. Is it remaining rational and other opportunities for increases this year?

<A – Sam Thomas – Chart Industries, Inc.>: Pricing is remaining rational. I don’t see a lot of upward opportunity on pricing. Primarily it’s in a standpoint that our pricing ability has typically been related to commodity cost or capacity utilization. And we see very little commodity cost pressure going forward this year, and there is capacity available in our industry.

<Q – Tom Hayes – Thompson Research Group LLC>: Okay. And I guess just lastly, you mentioned in the BioMedical segment some good activity in the pressure swing absorption, the small on-site business that you acquired. Maybe if you can just provide a little more color that and where you can see that growing over the next two years or so?

<A – Sam Thomas – Chart Industries, Inc.>: Sure. Two areas, anywhere in the world where you don’t have established industrial gas producers and distribution of liquid or high-pressure cylinder gases, so around the world and particularly in less developed parts of the world. Another application that seems to be getting interesting penetration is the use of on-site generating plants for ozone producing oxygen for ozone for either wastewater treatment or drinking water treatment, where historically those plants were liquid oxygen storage tanks to feed the ozone generators. The new economics work out that on-site pressure swing absorption plants are more cost effective.

<Q – Tom Hayes – Thompson Research Group LLC>: Great. Thank you.

<A – Michael Biehl – Chart Industries, Inc.>: Thanks, Tom.

Operator: Thank you, sir. Our next question comes from Rob Brown with Lake Street Capital. Please go ahead. Your line is now open.

<Q – Rob Brown – Lake Street Capital Markets LLC>: Good morning. Sam, you talked about quoting activity picking up in E&C. Could you give us a little more sense on how those orders could start to hit in the back half of the year and what kind of sizes of orders you’re quoting on?

<A – Sam Thomas – Chart Industries, Inc.>: Well, you’re in fuzzy territory there. We see a lot of interest in LNG liquefier applications. We’ve had good order flow from China with a number of projects that we expect to see awarded over the next six months. We have a significant number of liquefier projects here in the U.S. where we’ll be providing the full plant. We also have a much broader range of applications where we would be providing the heat exchangers and cold boxes for those. The next strong market currently is petrochemical with both PDH and ethylene plants expected to go forward. PDH plants for both U.S. and Asian based. The ethylene plants are all U.S. based. So – and we expect to see several ethylene plants, at least two, potentially three in 2013, early 2014.

In addition, while there was some slowdown in awards for new natural gas processing applications at the end of 2012, that activity seems to be coming back up again.

<Q – Rob Brown – Lake Street Capital Markets LLC>: Okay. But in general, you feel that your Q1 order rate should probably be your lowest order rate for the year, is that fair to say?

<A – Sam Thomas – Chart Industries, Inc.>: I believe so.

<A – Michael Biehl – Chart Industries, Inc.>: Yes. Correct.

<Q – Rob Brown – Lake Street Capital Markets LLC>: Okay, great. Great. Thank you very much.

Operator: Thank you, sir. Our next question comes from Martin Malloy with Johnson Rice. Please go ahead. Your line is now open.

<Q – Marty Malloy – Johnson Rice & Co. LLC>: Good morning.

<A – Sam Thomas – Chart Industries, Inc.>: Good morning.

<A – Michael Biehl – Chart Industries, Inc.>: Good morning.

<Q – Marty Malloy – Johnson Rice & Co. LLC>: Could you talk about the timing of when some of the larger cold boxes are going to be shipped? And perhaps, if you’re willing to talk about an exit rate range for the gross profit margin for the E&C segment as these lower margin larger projects move out?

<A – Michael Biehl – Chart Industries, Inc.>: We shipped the boxes for the Qatar project for ExxonMobil RasGas project that went last week. So that is gone. We have currently still four boxes in backlog that we’re working on, two for the Wheatstone Project, two for Pacific APLNG in Queensland. So we expect, I believe, two of the boxes to go this year.

Certainly one of the Queensland Curtis boxes, Pacific APLNG later in the year. And then as we get into 2014 the other two, one for Wheatstone and the last one for APLNG will go. And then I believe the last one for Wheatstone goes at the beginning of 2015, but it could go before that. It’s hard to predict where they’ll come out at the end. As you’re aware we do put on sort of contingencies in project reserves as we go forward. And sometimes we use them up, sometimes we don’t. So it’s really hard to predict, but we will usually call those out in the quarter, as we did last year when we do ship a project that didn’t have good execution on it. And as you saw in this quarter, we had some higher costs on the project and they said that project shipped. But we have the potential in the second quarter for some change orders and I can’t really give a number because we’re in the process of negotiating that, but that would come back and recoup some of those costs. But under the accounting principles, we have to take the cost at the time they were realized and until you have a change order signed you can’t recognize it.

<Q – Marty Malloy – Johnson Rice & Co. LLC>: Okay. And then on the LNG liquefier side, can you – if you’re providing the whole facility, can you give us a range that would help us with the size of that.

<A – Sam Thomas – Chart Industries, Inc.>: Yes. The – our standard plant sizes are 100,000, 250,000, and 450,000 gallons per day. The lower end of those plants is roughly $15 million to $17 million worth of our equipment. The 250,000 plant is a bit more than double that in terms of our equipment content. And I apologize, I don’t have the numbers at hand for the 450,000 gallons per day plant.

<Q – Marty Malloy – Johnson Rice & Co. LLC>: And the gallons per day, is that diesel equivalent or is that LNG?

<A – Sam Thomas – Chart Industries, Inc.>: It’s LNG.

<Q – Marty Malloy – Johnson Rice & Co. LLC>: Okay. Thank you.

Operator: Thank you, sir. Our next question comes from the line of Colin Rusch with the Northland Capital Markets. Please go ahead. Your line is open.

<Q – Colin Rusch – Northland Securities, Inc.>: Thanks so much. And can you talk a little bit about lead times as you go forward into end of the second half and are you expecting to see an acceleration in orders as you start to see the 12-liter come on and what the magnitude of that would be on the impact of your guidance?

<A – Sam Thomas – Chart Industries, Inc.>: As 12-liter engines become available, what that will drive for us is LNG vehicle tank sales. The lead times for those are relatively short, they’re probably in the eight-week timeframe. We have significant capacity available and are able to add capacity in significant ramp-ups of capacity in sort of three to six months time. So I think we have the availability to meet market demands with little problem as that ramp-up occurs. I think that there will be some limits as to how quickly we see that demand go up for vehicles based on LNG availability in the 2014 timeframe. Once you get beyond 2014, I think there’ll be significant amounts of LNG available.

<Q – Colin Rusch – Northland Securities, Inc.>: And outside of those 12-liter opportunities, I mean, are you seeing lead times shortened at all or orders accelerated in any of the segments?

<A – Sam Thomas – Chart Industries, Inc.>: Well, we’re generally reducing lead times with our capacity additions on all product lines and in all regions. So I think that our ability to address the ramp-up of the market is very, very strong. And you can see we’re continuing to grow our SG&A particularly in the D&S business because we’re very confident in the growth opportunities at this market.

<Q – Colin Rusch – Northland Securities, Inc.>: Great. And just speaking of SG&A, can you talk a little bit about how we should think about that by segment? You mentioned that’s going to decline as a percentage of sales but how should we think about the progression on an absolute basis as we go through the year?

<A – Michael Biehl – Chart Industries, Inc.>: On a dollar basis it will go up because of the addition of AirSep in there and then the ramp-up from an LNG basis (building out that infrastructure). So we’re going to be probably around the $49 million range in total per quarter maybe a little bit higher than for the remainder of the year I would say between $195 million to $200 million so somewhere between 16%, 16.5% of sales.

<Q – Colin Rusch – Northland Securities, Inc.>: Okay. Thanks a lot guys.

Operator: Thank you, sir. Our next question comes from the line of Greg McKinley with Dougherty. Please go ahead. Your line is open.

<Q – Greg McKinley – Dougherty & Co. LLC>: Yes. Good morning. Thank you. Sam, you started off your comments by talking about domestic liquefier capacity trends. You’d mentioned that Chart’s been engaged in some early FEED contracts. What are – so we see all these news all the time. I wonder if you could maybe highlight for us what are some of the more significant liquefier capacity trends that are occurring in North America, and is there a way to quantify where we maybe were 6, 12 months ago, in terms of that capacity versus where we are, or where you think we might be in the near to mid-term, any simple way of setting that out for us?

<A – Sam Thomas – Chart Industries, Inc.>: Well, of the public announcements, Shell – Shell is the most prominent and I’d refer you to their press releases. The construction times have most of the capacity coming available late 2014, early 2015 of the plants that are currently under construction or currently have been announced and are in the process of going forward. There’s not enormous new capacity coming forward into online producing LNG in 2013. There have been some announcements of capacity additions to existing LNG plants. One in particular last week was ALT announcing an addition to their facilities. In terms of how has it progressed over the last six months, there is significantly more activity, significantly larger number of companies who are in their approval process to move forward with LNG liquefiers.

<Q – Greg McKinley – Dougherty & Co. LLC>: Okay. Sam, you had mentioned that Chart was involved in some FEED contracts upfront. What was the customer you identified with that?

<A – Sam Thomas – Chart Industries, Inc.>: Stabilis Energy.

<Q – Greg McKinley – Dougherty & Co. LLC>: Stabilis. Okay. Michael, where is CapEx likely to be for the year as you guys build out your capability?

<A – Michael Biehl – Chart Industries, Inc.>: A little bit lower than we had anticipated in the first quarter just because of timing. But would expect it to be in between the $80 million and $85 million range for the year. So as we go forward, we should see it ramp up because of the expansion in La Crosse – we’ll to start to see more spending there. And we’re still on target to have that completed by the end of the first quarter to take on production. As Sam indicated we’re already taking orders on it. the new production expansion, but right now everything’s on target. The expansion that we’re doing in New Prague, Minnesota because the weather is a little bit behind, we’d expect it to be completed in the third quarter versus usually at the end of second quarter. And as the year goes on you’ll see that CapEx accelerate.

<Q – Greg McKinley – Dougherty & Co. LLC>: Okay. And then just moving to BioMed for a moment if we can. How much did AirSep contribute to Q1 and then can you maybe talk about what are some of the break points you’re looking for either with this domestic Medicare competitive bidding or I know the Italian reimbursement issues. What are the one or two things that will be a break point for this business to loosen up for you guys a little bit?

<A – Michael Biehl – Chart Industries, Inc.>: They added about $27 million in sales for the first quarter, and we’re making, I think, very good progress there with that business. Still we consider it as a very strategic acquisition for our respiratory business. On the Medicare competitive bidding process, our understanding is that the suppliers were notified sometime in the last few months, they didn’t make it public, but they’re supposed to go on effect July 1st, with the second phase. And built into our forecast is sort of a recovery in BioMed, late in the third quarter.

<A – Sam Thomas – Chart Industries, Inc.>: The only thing I’d add to that, Greg, would be the European market, particularly Southern Europe, is that normally we see increased order activity when the weather gets hot people have a harder time breathing. So it’s the July, August, September timeframe that we would anticipate seeing improved order activity from Europe.

<Q – Greg McKinley – Dougherty & Co. LLC>: Okay.

<A – Michael Biehl – Chart Industries, Inc.>: And the demand is there, Greg, I mean, they need the equipment, so it’s ultimately going to go forward.

<Q – Greg McKinley – Dougherty & Co. LLC>: And then maybe just one last one, why did margins there in BioMed recover so sharply sequentially despite not much volume change sequentially?

<A – Michael Biehl – Chart Industries, Inc.>: A lot of the changes in the AirSep business that we’re making – putting in more margin discipline – that’s how I will describe it. You’ll see probably sales be lower than expected over the year for BioMed but margins improving, because we’re walking away from some low margin business, and we think we’ll continue to make good progress there. We also had favorable cryobio sales in the first quarter that add to that and those are at pretty decent margins.

<Q – Greg McKinley – Dougherty & Co. LLC>: Thank you.

<A – Sam Thomas – Chart Industries, Inc.>: Thank you.

Operator: Thank you sir. Our next question comes from the line of Bill Priebe with Geneva Capital Management. Please go ahead. Your line is now open.

<Q – Bill Priebe – Geneva Capital Management Ltd.>: Congratulations on the momentum you’re getting in building capacity and addressing this exploding market. I’m getting a little nit-picky here, but originally the consensus was for a quarter quite a bit higher and you didn’t really address that. But obviously it’s a such a lumpy business, what – I’m looking at the consensus number was $0.67 on $285 million, you really didn’t address that, what happened?

<A – Michael Biehl – Chart Industries, Inc.>: Couple things, Bill. We don’t forecast our quarters. We only forecast the year. So, often it may be off. First quarter is typically our lowest quarter. If you look back historically it’s been like that. So, this is no different.

Second thing is that we did have a few execution issues in the quarter, one on the E&C project and one on a Distribution & Storage project, where we incurred higher costs. That cost us about $0.10 a share, in terms of where we thought we would be. But nonetheless, we reiterated our forecast for the year and are confident in that.

And there’s an opportunity to recoup some of those costs on the Energy & Chemicals side, but again under the accounting principles, you have to recognize the costs this quarter until you sign agreed upon change orders, you can’t recognize that revenue and additional profit. So, likelihood is that we’ll see some recoup of that in the second quarter on the Energy & Chemicals project.

<Q – Bill Priebe – Geneva Capital Management Ltd.>: Okay. But I want to just follow-up on that, obviously your reputation deservedly sells for a very well run company. Is there anything you learned from that? Are you taking steps to try to make sure that doesn’t happen again? Or in your business, is it unavoidable? I guess that’s two options there.

<A – Sam Thomas – Chart Industries, Inc.>: We talked about two projects where we had for us disappointments in the execution. In one project, the E&C project our primary relationship is with the end customer and we were not going to let a dispute with the EPC contractor affect our delivery performance and our reputation with the end user. So as a matter of our long-term business strategy you put your head down and deliver the product on time. And then you play afterwards to be compensated for it appropriately.

<Q – Bill Priebe – Geneva Capital Management Ltd.>: Okay. That makes a great deal of sense. Thank you very much. Thank you for clearing that up.

<A – Sam Thomas – Chart Industries, Inc.>: Our pleasure.

Operator: Thank you sir. Our next question comes from the line of Jeff Osborne with Stifel Nicolaus. Please go ahead. Your line is open.

<Q – Jeff Osborne – Stifel, Nicolaus & Co., Inc.>: Hey, good morning. Thanks for all the details on the Q&A here. But a couple details from my end. Sam, I just wondered if you could talk about what you’re seeing in the M&A pipeline that you folks have built up over the last couple quarters?

<A – Sam Thomas – Chart Industries, Inc.>: Continued opportunities, a number of areas that we continue to explore and find interesting, but very difficult to comment on them until they happen.

<Q – Jeff Osborne – Stifel, Nicolaus & Co., Inc.>: Understand. And then just two quick ones for Michael. On the tax rate, what should we be assuming for the year? And then also I just wanted to understand in better detail, you’ve mentioned the Qatari projects and Australia, but the larger projects that you folks have had on the E&C side I think in the past are about a third of the mix. So I just want to understand how we should think about that over the next couple of quarters, if that third of the E&C revenue was roughly similar this quarter as well?

<A – Michael Biehl – Chart Industries, Inc.>: Yes. In terms of the tax rate I would still continue to look at a 30% rate even though it was lower in the first quarter. 30% for the year. On the large projects a lot of the revenue that’s coming through this year for Energy & Chemicals is related to those large projects as they roll out of backlog. I don’t have the exact numbers, but I think it’s higher than a third this year. So it’s weighted a lot towards those projects.

And keep in mind that they were taken a year or maybe two years ago and they were at lower margins at the time. So it will neutralize some of the E&C margin on an average basis that we see rolling through this year. But as we move through the year, and as we get more towards the end of the year, we should see a little improvement in the E&C margins. And as we go forward, we should see some improvement.

<Q – Jeff Osborne – Stifel, Nicolaus & Co., Inc.>: Understand. I assume it’s safe to assume that the E&C issue that you had with EPC customer was not associated with one of these larger projects?

<A – Michael Biehl – Chart Industries, Inc.>: Yes, it was, as a matter of fact.

<Q – Jeff Osborne – Stifel, Nicolaus & Co., Inc.>: It was. Okay.

<A – Michael Biehl – Chart Industries, Inc.>: It was with the Qatar project that we shipped.

<Q – Jeff Osborne – Stifel, Nicolaus & Co., Inc.>: And so if there is a reclaim, are you able to reverse the cost of that, would that just flow through as a 100% profit as an adjustment?

<A – Michael Biehl – Chart Industries, Inc.>: Yes, it would. And the likelihood is in the second quarter, but again we can’t comment on the size of it because we’re still negotiating that, but under the accounting rules, that’s exactly how it would happen.

<Q – Jeff Osborne – Stifel, Nicolaus & Co., Inc.>: Okay. Thanks so much for the details. I appreciate it.

Operator: Thank you, sir. Our next question comes from Randy Bhatia with Capital One Southcoast. Please go ahead. Your line is now open.

<Q – Randy Bhatia – Capital One Southcoast, Inc.>: Hey, guys. Thanks for taking my questions. If you could, just switching back to China quickly, can you comment a little bit on how competition is unfolding in that market? I think you talked about in the past that absolute profit dollars on projects in China are a little lower than they are elsewhere just given the rapid development of competitors. Are you seeing that? Is there any degradation that we can assume an as bid margins for those D&S projects that you’re booking today?

<A – Sam Thomas – Chart Industries, Inc.>: Our margins are generally improving as our volumes go up and we move down the learning curve on production as well as we are successfully reducing our costs by sourcing more and more components locally. In terms of the overall market for the Distribution & Storage equipment we provide, there are two significant competitors and then there are lots of new entries coming in on a monthly basis.

<Q – Randy Bhatia – Capital One Southcoast, Inc.>: It sounds like those new entries aren’t yet impacting how you’re bidding and what margins are looking like on projects you’re winning today?

<A – Sam Thomas – Chart Industries, Inc.>: No, that’s correct. We are intent on continuing to be a major player and winning market share but at the same time improving our profitability and we believe we can accomplish that.

<Q – Randy Bhatia – Capital One Southcoast, Inc.>: Great. Just one more, if you could comment a little on the labor inefficiencies that you referenced in that 400 basis point margin impact in the E&C segment. Can you talk about where you saw that, was that – do you feel like it was specific to a particular project? Is it something that is specific to a particular location? And how are you kind of dealing with it?

<A – Sam Thomas – Chart Industries, Inc.>: It was one project, one location and it was making up work where design changes had occurred, requiring re-layout out of pump skids and redesign of pump skids where we had to live with labor inefficiencies by having more people than should have been working on the project working on it in order to meet the end customers’ requirements.

<Q – Randy Bhatia – Capital One Southcoast, Inc.>: Okay. So it was a direct result of the scope changes that you guys saw on that project.

<A – Michael Biehl – Chart Industries, Inc.>: Yes, it was, and in addition, again to meet their delivery schedule, which we thought was important, because in that project over there, there’s a potential for another four large baseload boxes that may come through and this, because of the potential for possibly two more next year. So we wanted to make sure that the first two that we delivered met their delivery schedule.

<Q – Randy Bhatia – Capital One Southcoast, Inc.>: Great. Thanks guys. Appreciate it.

Operator: Thank you, sir. Our next question comes from the line of Alex Potter with Piper Jaffray. Please go ahead. Your line is now open.

<Q – Alex Potter – Piper Jaffray, Inc.>: Hi. Thanks, guys. I just have one really quick one here. It’s kind of an academic question. It’s easy to understand why LNG demand should be ramping in the U.S. because you’ve got incredibly cheap shale gas reserves and gas is just so cheap.

In China, gas isn’t that cheap. It is at the retail level because you basically have government intervention in the pricing of natural gas but you have the importers now of natural gas losing a lot of money on that and pressuring the government to increase natural gas pricing. So what I want to ask is whether or not you guys think of this as a potential risk, the upward pressure on natural gas pricing or not? Thank you.

<A – Sam Thomas – Chart Industries, Inc.>: Not at all. The issues you discussed regarding pricing of natural gas and the losses that the state-owned enterprises like PetroChina, CNPC are incurring in their imports of LNG are based on the fact that it’s a government entity that is contracting under long-term contracts to import LNG at whatever contract prices, whether it’s $7 to $10 or even $15 per MMBtu. And the government also for pipeline grid applications, either for power generation or for domestic usage, effectively pegging the sale price of natural gas at slightly over coal prices. That’s a one pocket of the government deciding what the other pocket of the government is going to do.

Quite separate from that is the fact that LNG is not competing in that and natural gas as LNG or vehicle transportation fuel is not sold at those artificially low prices. The government has also said that LNG as vehicle transportation fuel will be sold at 70% of the price of diesel. And from the Chinese perspective LNG, obviously that represents a significant savings to the guy operating a truck, but on a BTU basis, it’s far less expensive for the Chinese government to use LNG at that price level than it is to buy oil, refine it to produce diesel and consume it.

In addition to that the Chinese have a rapidly expanding truck population -a full vehicle population. So, they have to add additional infrastructure. That means that would mean additional oil imports, additional refineries, and very high cost refineries because most of the refineries in China do not produce low sulfur diesel.

So, if they continue to use diesel rather than LNG, there’s going to be a significant pollution penalty from that. By using LNG, they actually avoid building a number of $10 billion, $20 billion refineries. So, it’s a very economically compelling argument for China as well.

<Q – Alex Potter – Piper Jaffray, Inc.>: Okay. Thanks very much.

<A – Sam Thomas – Chart Industries, Inc.>: Thank you.

Operator: Thank you, sir. Our next question comes from the line Whit Collier with Hermes. Please go ahead. Your line is now open.

<Q – Whit Collier – Hermes Fund Managers Limited>: Hi, thanks. Just two quick questions. One was could you talk just a little bit about some of the cash flow and working capital dynamics? And whether there’s anything different than what normally happens seasonally or how you’d expect it to be this year?

And then lastly just wanted to – a little more color on the gas/air compression market, you mentioned earlier how there was a bit of softness here, but there were some early signs of pick up and just wanted to get a little more color on whether you expect that to pick up sequentially or whether you expect it to be more flattish for a couple of quarters or what it really depend on, is it the natural gas rig count?

<A – Michael Biehl – Chart Industries, Inc.>: On the cash flow side, first quarter is usually our biggest use and as we go through the year it will become less, and we become pretty cash generative in the third and fourth quarters but the rapid growth that we’re undergoing, working capital certainly the build there will continue to be a major element.

One difference that we’re seeing this year in China in the last two to three years, we’ve funded them from the U.S., they look like, in terms of projections, they seem to be self sufficient in terms of cash flow which is great. And would expect as they continue to grow that that will continue to be the story, but right now we will be fairly cash generative we expect for the year. We do have a significant amount of it going to CapEx but even beyond that we think we’ll have fairly significant free cash flow generation this year.

<A – Sam Thomas – Chart Industries, Inc.>: Addressing your question on the air cooled heat exchanger market and compression, I think for compression the number of gas rigs is indicative but with fracking as horsepower requirements go up and larger horizontal spreads that also drives – as that horsepower – it is more directly related to total horsepower in operation because that’s what drives air cooled heat exchangers.

We also see lots of potential opportunities for air cooled heat exchangers and process designs where you’re not using water coolant. So, generally after a weak fourth quarter and weak first quarter we’re more hopeful that we’ll see continued improvements in that market.

<Q – Whit Collier – Hermes Fund Managers Limited>: Great. Thank you.

Operator: Thank you, sir. Our next question in queue comes from the line of Rob Norfleet with BB&T. Please go ahead. Your line is now open.

<Q – Rob Norfleet – BB&T Capital Markets>: Good morning. Most of my questions have been answered, but just a couple. As you talked about the North American LNG market, it looks like there’s several projects outside of Sabine Pass that could be awarded by either the end of this year, beginning of next year. So I guess, I just wanted to understand, assuming a sponsor who makes the final investment decision and awards the EPC contract, what would be the timing of when you all would get that award?

<A – Sam Thomas – Chart Industries, Inc.>: Generally, the longest lead time items at this point are the compression equipment. And so that’s typically awarded very quickly after final investment decisions to proceed. And the heat exchanger cold boxes come within a couple months of that award.

<Q – Rob Norfleet – BB&T Capital Markets>: Okay. Great. And my second question just deals with exploiting LNG, obviously there’s been a lot of discussion at some operators especially in Australia due to cost inflation are looking to move away from onshore liquefaction to floating LNG. There are few, obviously, projects that are currently underway. What is your thought on FLNG, is it a risk or a threat to Chart or is it actually an opportunity for you all?

<A – Sam Thomas – Chart Industries, Inc.>: Our equipment is being utilized on a number of FLNG projects. We feel that brazed aluminum heat exchangers are very well suited to the application and so feel confident that it’s a good opportunity just as land-based LNG does for us.

<Q – Rob Norfleet – BB&T Capital Markets>: Can you just quickly like – for example like a project like Prelude, what would be the amount of content you would have on the vessel?

<A – Sam Thomas – Chart Industries, Inc.>: I think Prelude is – forgive me – is that the Shell project or the Exxon project?

<Q – Rob Norfleet – BB&T Capital Markets>: That is Shell.

<A – Sam Thomas – Chart Industries, Inc.>: Shell is utilizing, to the best of my knowledge Air Products’ spiral wound heat exchangers, on that. And I believe was a total of about five million tonnes per annum. If that were done with brazed aluminum heat exchangers, it would likely be something on the order of $100 million worth of equipment.

<Q – Rob Norfleet – BB&T Capital Markets>: Great. That’s very helpful. Thank you.

Operator: Thank you, sir. And at this time, I’m showing no additional questions in the queue. I’d like to turn the program back over to Sam Thomas for any additional or closing remarks.

Samuel F. Thomas, Chairman, President & Chief Executive Officer

Thank you, Huie. Just as concluding remarks, I would like to reiterate that LNG infrastructure build out is accelerating and we’re particularly excited about the recent announcements here in North America. Order strength and quoting activity validate our capacity expansion projects. And we continue to be recognized as an industry leader as evidenced by the order awards and demand for our technical expertise.

Thank you everyone for listening today. Goodbye.

Operator: Thank you, presenters. And again, thank you ladies and gentlemen for your participation. This does conclude today’s conference. You may now all disconnect and have a wonderful day.